Independent Accountant's Consent

We consent to the reference to our firm under the caption "Experts" and to the use of our reports (i) dated June 21, 1995, covering the audited December 31, 1994, 1993 and 1992 financial statements for Sand Creek Telephone Company;
(ii) dated December 16, 1995 covering the audited December 31, 1994 financial statements for Cass Cellular Limited Partnership; and (iii) dated December 20, 1995 covering the audited September 30, 1995 Balance Sheet for Sand Creek Communications Company, in the Proxy Statement for Sand Creek Telephone Company and Prospectus for Sand Creek Commmunications Company Common Stock.

                                              /s/ McCartney and McIntyre, P.C.
                                                  McCartney and McIntyre, P.C.
                                                              January 29, 1996
                                                              Okemos, Michigan


                                       September 22, 1995

Mr. Robert Hisdale
Sand Creek Telephone Company
6525 Sand Creek Highway
P.O. Box 66
Sand Creek, Michigan

          Re: Consent to Naming Counsel in Registration Statement

Dear Mr. Hinsdale:

     In connection with the registration of the common stock of Sand Creek Communications Company with the Securities and Exchange Commission, Loomis Ewert, Parsley, Davis & Gotting, P.C., hereby consents to the naming in the Registration Statement of the firm as having passed upon certain legal matters, including the legality of the Sand Creek Communications Company Common Stock to be issued in connection with the proposed share exchange.

                                      Very truly yours,
                                      LOOMIS, EWERT, PARSLEY,
                                       DAVIS & GOTTING, P. C.

                                      /s/ Jack C. Davis
                                      By: Jack C. Davis
                                      Its: President